Exhibit 99.2

Dollarama Group Holdings L.P. and Dollarama Group L.P. Announce

Financial Results for First Quarter of Fiscal Year 2009

MONTREAL, (June 16, 2008) – Dollarama Group Holdings L.P. and Dollarama Group L.P. today announced financial results for the first quarter ended May 4, 2008. The results of operations of Dollarama Group Holdings L.P. are almost identical to those of Dollarama Group L.P., with the main exception being interest expense, financing costs and foreign exchange gain or loss associated with Dollarama Group Holdings L.P.’s outstanding balance of senior floating rate deferred interest notes. Note: All dollar amounts in this press release are in Canadian dollars unless otherwise indicated.

Dollarama Group Holdings L.P. reported that sales increased $20.9 million, or 9.7%, to $236.8 million for the 13-week period ended May 4, 2008, up from $215.9 million for the same period in the prior year. Sales growth was driven primarily by 53 new store openings since the end of the first quarter of fiscal year 2008 and by the full 13-week effect of the stores opened during the first quarter of last year. Comparable stores sales were flat year over year.

Adjusted EBITDA (as defined in the attached tables) was $29.5 million for the 13-week period ended May 4, 2008, flat versus the prior year.

“The first quarter was impacted by very harsh winter conditions across Canada as record snow accumulation led to the temporary closure of more than 30 stores for an average period of two days each. We also encountered some major logistical issues as a result of the bad weather. Our sales were also affected by the Easter holiday, which fell in March this year,” said Larry Rossy, Chief Executive Officer of Dollarama. “Despite these circumstances, I am pleased that our same store sales were flat for the quarter. I believe this is indicative of the significant progress we are making on our various operational initiatives as we continue to focus on improving our execution.”

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ABOUT DOLLARAMA

Dollarama is the leading operator of dollar discount stores in Canada. Currently, the company operates more than 530 stores in 10 provinces, each offering a broad assortment of quality everyday merchandise sold in individual or multiple units primarily at a fixed price of $1.00. All stores are company-operated, and nearly all are located in high traffic areas such as strip malls and shopping centers in various locations, including metropolitan areas, mid-sized cities, and small towns. In 1910, the company was established as a single variety store in Québec.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including among others, changes in customer demand for products, changes in raw material and equipment costs and availability, seasonal changes in customer demand, pricing actions by competitors and general changes in economic conditions; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

SUMMARY CONSOLIDATED FINANCIAL DATA

	Dollarama Group Holdings L.P.		Dollarama Group L.P.
(dollars in thousands)	13-Week Period Ended May 4, 2008	13-Week Period Ended May 6, 2007	13-Week Period Ended May 4, 2008	13-Week Period Ended May 6, 2007
Statement of Operations Data:

Sales	$236,815	$215,875	$236,815	$215,875
Cost of sales	160,205	145,296	160,205	145,296

Gross profit	76,610	70,579	76,610	70,579
Expenses:
General administrative and store operating expenses	48,529	43,317	48,529	43,317
Amortization(1)	4,773	4,099	4,773	4,099

Total expenses	53,302	47,416	53,302	47,416

Operating income	23,308	23,163	23,308	23,163
Other (income)/expense:
Amortization of financing costs	1,243	1,615	997	1,068
Interest expense	14,115	17,262	8,866	11,027
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	8,454	(14,228)	3,768	866

Earnings before income taxes	(504)	18,514	9,677	10,202
Income taxes	45	42	45	42

Net earnings	$(549)	$18,472	$9,632	$10,160

Statement of Cash Flows Data:

Cash flows provided by (used in):

Operating activities	$29,030	$12,484	$28,822	$12,264
Investing activities	(9,091)	(10,581)	(9,091)	(10,581)
Financing activities	(13,909)	(1,926)	(13,702)	(1,707)

Other Financial Data:

Adjusted EBITDA(2)	$29,547	$29,548	$29,547	$29,548
Capital expenditures	$9,153	$10,619	$9,153	$10,619
Rent expenses(3)	$16,635	$13,796	$16,635	$13,796
Gross margin(4)	32.4%	32.7%	32.4%	32.7%
Number of stores (at end of period)	530	477	530	477
Comparable store sales growth(5)	(0.0)%	(1.8)%	(0.0)%	(1.8)%

	Dollarama Group Holdings L.P.		Dollarama Group L.P.
(dollars in thousands)	As of May 4, 2008	As of May 6, 2007	As of May 4, 2008	As of May 6, 2007
Balance Sheet Data:

Cash and cash equivalents	$32,244	$47,680	$32,229	$47,671

Merchandise inventories	186,231	163,813	186,231	163,813

Property and equipment	115,860	91,277	115,860	91,277

Total assets	1,203,914	1,167,932	1,203,876	1,168,163

Long-term debt	657,092	754,126	474,062	540,037
Partners’ capital	338,942	266,265	531,111	490,006

(1)	Amortization represents amortization of tangible and amortizable intangible assets, including amortization of favourable and unfavourable lease rights.
(2)	EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA as further adjusted to reflect items set forth in the table below, all of which are required in determining our compliance with financial covenants under our senior secured credit facility. We have included EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in the senior secured credit facility. We believe EBITDA is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of issuers, many of which present EBITDA when reporting their results. Adjusted EBITDA is a material component of the covenants imposed on us by the senior secured credit facility. Under the senior secured credit facility, we are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial covenants contained in our senior secured credit facility could result in a default, an acceleration in the repayment of amounts outstanding under the senior secured credit facility, and a termination of the lending commitments under the senior secured credit facility. Generally, any default under the senior secured credit facility that results in the acceleration in the repayment of amounts outstanding under the senior secured credit facility would result in a default under the indentures governing the 8.875% senior subordinated notes and the senior floating rate deferred interest notes. While an event of default under the senior secured credit facility or the indentures is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility. Our management also uses EBITDA and Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.

EBITDA and Adjusted EBITDA are not presentations made in accordance with Canadian GAAP. As discussed above, we believe that the presentation of EBITDA and Adjusted EBITDA in this summary consolidated financial data section is appropriate. However, EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. For example, neither EBITDA nor Adjusted EBITDA reflect (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and (d) tax payments or distributions to our parent to make payments with respect to taxes attributable to us that represent a reduction in cash available to us. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use EBITDA and Adjusted EBITDA only supplementally. In addition, because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA may not be, and Adjusted EBITDA as presented in this summary consolidated financial data section is not, comparable to similarly titled measures reported by other companies.

A reconciliation of net earnings to EBITDA and to Adjusted EBITDA is included below:

	Dollarama Group Holdings L.P.		Dollarama Group L.P.
(dollars in thousands)	13-Week Period Ended May 4, 2008	13-Week Period Ended May 6, 2007	13-Week Period Ended May 4, 2008	13-Week Period Ended May 6, 2007
Net earnings	$(549)	$18,472	$9,632	$10,160
Income taxes	45	42	45	42
Interest expense	14,115	17,262	8,866	11,027
Amortization of financing costs	1,243	1,615	997	1,068
Amortization of fixed tangible and intangible assets	4,773	4,099	4,773	4,099

EBITDA	19,627	41,490	24,313	26,396
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	8,454	(14,228)	3,768	866
Management fees(a)	795	834	795	834
Deferred lease inducements(b)	449	709	449	709
Stock-based compensation expense(c)	222	743	222	743

Adjusted EBITDA	$29,547	$29,548	$29,547	$29,548

(a)	Reflects the management fees incurred and paid or payable to the company’s majority owners.
(b)	Represents the elimination of non-cash straight-line rent expense.
(c)	Represents the elimination of non-cash stock-based compensation expense.

(3)	Rent expense represents (i) basic rent expense on a straight-line basis and (ii) contingent rent expense, net of amortization of inducements received from landlords.
(4)	Gross margin represents gross profit as a percentage of sales.
(5)	Comparable store sales is a measure of the percentage increase or decrease of the sales of stores open for at least 13 complete months and that remain open at the end of the reporting period relative to the same period in the prior year. We include sales from stores expanded or relocated in the calculation of comparable store sales. To provide more meaningful results, the company measures comparable store sales over periods containing an integral number of weeks beginning on a Monday and ending on a Sunday that best approximate the fiscal period to be analyzed.

CONTACTS

Investors:

Robert Coallier, Chief Financial Officer

(514) 737-1006 x1238

Media:

Alex Stanton

Stanton Crenshaw Communications

(212) 780-0701

alex@stantoncrenshaw.com